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 THE SOMERSET GROUP, INC.
 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 FROM JANUARY 1, 1993 TO SEPTEMBER 30, 1994
                                                                   Equity in
                                                     Capital in  Unrealized losses
                                         Common      Excess of   First Indiana    Retained      Treasury
                                         Stock      Stated value  Corporation     Earnings       Shares        Total
                                      ------------  ------------  ------------  ------------  ------------  ------------
 Balance January 1, 1993                 1,829,000     4,887,000             0    16,494,000    (1,570,000)   21,640,000

 Net income Jan 1, 1993 to Sept 30, 1993                                           1,675,000                   1,675,000

 Shares of stock reissued from treasury
    shares for 401(k) plan                                                             2,000         4,000         6,000
                                      ------------  ------------  ------------  ------------  ------------  ------------
 Balance, September 30, 1993             1,829,000     4,887,000             0    18,171,000    (1,566,000)   23,321,000

 Net income Oct 1, 1993 to Dec 31, 1993                                              544,000                     544,000

 Shares of stock issued for 401(k) plan                                                1,000         3,000         4,000

 Equity in other capital changes of First
    Indiana, net of deferred taxes                                                    35,000                      35,000
                                      ------------  ------------  ------------  ------------  ------------  ------------
 Balance December 31, 1993               1,829,000     4,887,000             0    18,751,000    (1,563,000)   23,904,000

 Net income Jan 1, 1994 to Sept 30, 1994                                           1,911,000                   1,911,000

 Stock issued for 401(k) plan                                                          4,000         8,000        12,000

 Stock issued from exercise of
    stock options                                        (12,000)                                  126,000       114,000
 Stock issued in connection with
    restricted stock grants                              104,000                    (203,000)      140,000        41,000

 Equity in other capital changes of First
    Indiana net of deferred taxes                                      (14,000)                                  (14,000)

 Dividends paid                                                                     (164,000)                   (164,000)

 Purchase of treasury shares                                                                       (89,000)      (89,000)
                                      ------------  ------------  ------------  ------------  ------------  ------------
                                         1,829,000     4,979,000       (14,000)   20,299,000    (1,378,000)   25,715,000
                                       ===========   ===========   ===========   ===========   ===========   ===========


    See accompanying Notes to Consolidated Financial Statements.

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